EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

EXPANDS WELL MAINTENANCE TREATMENTS

Company Commences Excelyte™ Treatments on Additional Wells in Uinta Basin and Begins Expansion into Permian Basin

LITTLE RIVER, S.C., September 29, 2014 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it has commenced well maintenance treatments utilizing its flagship product Excelyte™ on five additional oil producing wells for an existing customer, and now is treating an aggregate of eleven wells for this customer. The company is in the process of scheduling well maintenance treatments for additional oil producing wells operated by this customer in the Uinta Basin with the goal of treating up to approximately 300 other similar oil producing wells that the customer operates in the Uinta Basin within the next year.

David R. LaVance, the company’s President and Chief Executive Officer, commented, “The success that we experienced in treating the first six wells for this customer during the end of July and August 2014 provided our customer with the confidence to expand its use of Excelyte to additional oil wells. The results have shown that Excelyte reduces the level of hydrogen sulfide in oil wells faster than competing products which we believe is due to Excelyte’s ability to kill sulfide producing bacteria instantly. In addition, Excelyte’s non-toxic nature makes it a safer product to administer and a more environmentally friendly product when compared to competing products. If a customer follows our suggested Excelyte treatment protocol, it can significantly reduce or essentially eliminate hydrogen sulfide from its oil wells. Each well that we treat should provide us with recurring revenue as we continue treatments of the well throughout the well’s production life. We are very excited about the prospects of further expanding our well maintenance application for this customer and in gaining additional customers in the Uinta Basin. In addition, a prospective customer has requested that we commence Excelyte well maintenance treatments on its oil and gas wells in the Permian Basin in the southwest region of the United States. Accordingly, we are in the process of establishing a production facility in order to service this customer. Entry into the Permian Basin has been part of our strategic plan given the number of active oil and gas wells and the hydrogen sulfide problems that are present in the area.”

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte acts as a hydrogen sulfide scavenger and as a biocide that kills sulfur-reducing bacteria, which are known to produce hydrogen sulfide. The company’s down-hole well maintenance operations consist of treating oil production wells that contain hydrogen sulfide with regularly scheduled applications of Excelyte.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The company markets and sells its anolyte disinfecting solution under the Excelyte brand name, which is produced by the company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The company’s EcaFlo equipment also produces a cleaning solution that the company sells under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. The company is currently focused on selling its Excelyte solutions to oil and gas production companies, healthcare facilities and agriculture and dairy farmers. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com